EXHIBIT 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

February 14, 2008

Flotek Industries, Inc.

2930 West Sam Houston Parkway North, Suite 300

Houston, Texas 77043

Re: Flotek Industries, Inc. – Offering of $115,000,000 aggregate principal amount of its 5.25% Convertible Senior Notes due 2028

Ladies and Gentlemen:

We have acted as special counsel to Flotek Industries, Inc., a Delaware corporation (the “Company”), in connection with the offering (the “Offering”) and registration under the Securities Act of 1933, as amended (the “Securities Act”) of $115,000,000 principal amount of 5.25% Convertible Senior Notes due 2028 (the “Notes”) issued by the Company under the Registration Statement on Form S-3 filed with the Securities and Exchange Commission by the Partnership (File No. 333-148384, the “Registration Statement”) and the final prospectus supplement relating to the Notes dated February 11, 2008 (the “Prospectus Supplement”). In connection therewith, we have participated in the preparation of the discussion set forth under the heading “U.S. Federal Income Tax Considerations” (the “Discussion”) in the Prospectus Supplement.

In arriving at the opinion expressed below, we have examined the Registration Statement, including the Prospectus Supplement and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of the Company and others.

Subject to the qualifications and assumptions stated in the Prospectus Supplement and the limitations and qualifications set forth herein, we are of the opinion that the description of United Stated federal income tax considerations stated in the Discussion is accurate and complete in all material respects to the extent that it constitutes matters of law or legal conclusions.

Flotek Industries, Inc.

February 14, 2008

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion on Form 8-K and to its incorporation by reference as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are “experts” under the Securities Act, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement.

Very truly yours,

/s/ ANDREWS KURTH LLP